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                                                                       EXHIBIT 5

                                OLIN CORPORATION

                                                                  March 21, 1994

                                OLIN CORPORATION
                    $325,000,000 AGGREGATE OFFERING PRICE OF
                DEBT SECURITIES, DEBT WARRANTS, PREFERRED STOCK,
                   PREFERRED STOCK WARRANTS, COMMON STOCK AND
                             COMMON STOCK WARRANTS

Dear Sirs:

     As General Counsel-Corporate Resources and Secretary of Olin Corporation, a Virginia corporation (the "Company"), I have examined and am familiar with the Restated Articles of Incorporation of the Company, as amended, and the By-laws of the Company, as amended. I am also familiar with the corporate proceedings taken by the Board of Directors to authorize the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") with respect to $325,000,000 aggregate initial offering price of Debt Securities, warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock, warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), Common Stock and warrants to purchase Common Stock (the "Common Stock Warrants"), for issuance from time to time pursuant to Rule 415 under the Securities Act.

     In connection with the foregoing, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that:

          1. The Debt Securities, when duly authorized, executed, authenticated and delivered against payment therefor, or in the case of Debt Securities issuable upon the exercise of Debt Warrants, upon receipt of the exercise price of the Debt Warrants, will be legally issued and will constitute binding obligations of the Company in accordance with their terms.

          2. The shares of Preferred Stock and the shares of Common Stock, when duly authorized, executed and issued for consideration having a value not less than the par value thereof, or in the case of Preferred Stock or Common Stock issuable upon the exercise of Preferred Stock Warrants or Common Stock Warrants, as the case may be, when issued for consideration having a value not less than the par value thereof, will be legally issued, fully paid and nonassessable.

          3. The Debt Warrants, Preferred Stock Warrants and the Common Stock Warrants, when duly authorized, executed, countersigned and delivered against payment therefor, will be legally issued and will constitute binding obligations of the Company in accordance with their terms.

     The opinions set forth in paragraphs 1 and 3 above are subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect.
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     I know that I am referred to under the heading "Legal Matters" in the
Registration Statement, and I consent to such use of my name in the Registration Statement and to the use of this opinion for filing as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          Johnnie M. Jackson, Jr., Esq.
                                          General Counsel -- Corporate
                                          Resources and Secretary

Olin Corporation
120 Long Ridge Road
Stamford, CT 06904